EXHIBIT 10.30

BARK GROUP INC.
Ostergade 17-19, 3rd Floor, DK-1100 Copenhagen K, Denmark

March 19, 2009

PACIFICWAVE PARTNERS LIMITED
50 California Street, Suite 1500
San Francisco, CA 94111

Dear Sirs/Mesdames:

Re:	Engagement Agreement originally “Engagement Agreement”) dated August 17, 2007, as amended (the

We write to confirm our agreement to extend the previous September 30th, 2008 termination date to June 30, 2009 by amending Paragraph 2 of the Engagement Agreement entitled “Term of Engagement” to read as follows:

“The term of this Agreement shall be for a period of 36 months (the “Term”) commencing from the date that PacificWave receives a copy of this Agreement executed by the Company. PacificWave shall be the exclusive financial advisors to the Company during the Term. Thereafter, this Agreement shall renew automatically for successive terms of 12 months (each, a “Renewal Term”) unless either party shall give twenty (20) days’ written notice of termination to the other party before the commencement of any Renewal Term. Any termination of this Agreement pursuant to this paragraph 2 shall be without liability of any character (including, but not limited to, loss of anticipated profits or consequential damages) on the part of any party thereto, except that the Company shall remain obligated to pay all fees and expenses provided to be paid by it specified in paragraphs 3, 4, 5 and 6 of this Agreement. The Agreement can be terminated with 6 month notice by the company during the full term of engagement. If the financial targets mentioned in first paragraph (top of page 1) in this Agreement have not been achieved by PacificWave before June 30th, 2009, the contract is to be considered null and void from that date. In such event the company will only pay approved invoices to date..”

The Engagement Agreement will continue in full force and effect without amendment except as provided for herein.

If these amendments to the Engagement Agreement are acceptable to you, we ask that you execute a copy of this letter where indicated below and return it to us as early as possible. Yours truly,

BARK GROUP INC.

Per:	/s/ Bent Helvang

Bent Helvang, Chairman

Accepted and agreed as of this 19th. day of March, 2009.

PACIFICWAVE PARTNERS LIMITED

Per:	/s/ Henrik Rouf

Henrik Rouf, Managing Director
Authorized Signatory